Exhibit 5

[LETTERHEAD OF AMERICAN EXPRESS COMPANY]

October 30, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	American Express Company
Registration Statement on Form S-3

Dear Sirs:

          I am Executive Vice President and General Counsel of American Express Company (the “Registrant”), a New York corporation, and I have represented the company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”) of the Registrant’s (i) debt securities (the “Debt Securities”), (ii) preferred shares, par value $1.66 2/3 per share (the “Preferred Shares”), (iii) Preferred Shares represented by depositary shares (the “Depositary Shares”), (iv) common shares, par value $0.20 per share (the “Common Shares”), (v) warrants to purchase Debt Securities, Preferred Shares, Common Shares or equity securities issued by another entity (the “Securities Warrants”), (vi) warrants the value of which is related to the value of various currencies (the “Currency Warrants”) and (vii) other warrants the value of which is related to various indices or other items (the “Other Warrants”). The Securities Warrants, Currency Warrants and Other Warrants are herein collectively referred to as the “Warrants”, and the Warrants, together with the Debt Securities, the Preferred Shares, the Depositary Shares and the Common Shares are collectively referred to as the “Securities”. Any Preferred Shares may be convertible into or exchangeable for Common Shares, and any Debt Securities may be convertible into or exchangeable for other Debt Securities, Common Shares or Preferred Shares.

          The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

          The Debt Securities will be issued in one or more series and may be either senior debt securities (the “Senior Securities”) issued pursuant to an indenture dated August 1, 2007 between the Registrant and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (as amended or supplemented, the “Senior Indenture”) or subordinated debt securities (the “Subordinated Securities”) issued pursuant to an indenture dated August 1, 2007 between the Registrant and The Bank of New York Mellon, as Trustee (as amended or supplemented, the “Subordinated Indenture”). The Senior Indenture and the Subordinated Indenture are herein each referred to as an “Indenture” and collectively referred to as the “Indentures”. The Securities Warrants will be issued under one or more securities warrant agreements (each, a “Securities Warrant Agreement”), the Currency Warrants will be issued under one or more currency warrant agreements (each, a “Currency Warrant Agreement”) and the Other Warrants will be issued under one or more warrant agreements (each, an “Other Warrant Agreement” and, together with the Securities Warrant Agreements and the Currency Warrant Agreements, the “Warrant Agreements”) each to be between the Registrant and a financial institution identified therein as warrant agent (each, a “Warrant Agent”). The Depositary Shares will be issued under one or more Deposit Agreements (the “Deposit Agreements”), each to be between the Registrant and a financial institution identified therein as the depositary (the “Depositary”). The Indentures are included as exhibits to the Registration Statement.

          I or members of my staff have examined the originals or copies certified or otherwise identified to our satisfaction, of such corporate records and documents relating to the Registrant, including resolutions of the Board of Directors of the Registrant (the “Resolutions”) authorizing the Indentures, the Warrant Agreements and the issuance, offering and sale of the Securities, and have made such other inquiries of law and fact as we have deemed necessary or relevant as the basis of my opinion hereinafter expressed.

          Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

1.      The Debt Securities have been duly authorized and, (i) when the final terms thereof have been duly established and approved and when duly executed by the Registrant, in each case pursuant to the authority granted in the Resolutions, (ii) upon the execution and delivery by the Registrant and the Trustee of, if required by the Indentures, an applicable supplement to the applicable Indenture, and (iii) when the Debt Securities have been duly executed by the Registrant and authenticated by the Trustee and issued in accordance with the terms of the applicable Indenture or Warrant Agreement, as the case may be, and delivered to and paid for by the purchasers thereof, the Debt Securities will constitute valid and legally binding obligations of the Registrant entitled to the benefits of the applicable Indenture.

2.      The Warrants have been duly authorized and, (i) upon execution and delivery of a Warrant Agreement relating to the Warrants and (ii) when the final terms thereof have been duly established and approved and when duly executed by the Registrant, in each case pursuant to the authority granted in the Resolutions, and countersigned by the applicable Warrant Agent in accordance with the applicable Warrant Agreement and delivered to and paid for by the purchasers thereof, the Warrants will constitute valid and legally binding obligations of the Registrant.

3.      The Preferred Shares have been duly authorized and, (i) when the final terms thereof have been duly established and approved by the Board of Directors of the Registrant and certificates representing such shares have been duly executed by the

Registrant, in each case pursuant to the authority granted in the Resolutions, and delivered against payment therefor, upon exercise of any series of Securities Warrants or upon conversion or exchange of any series of convertible Debt Securities, in accordance with the terms of the applicable Debt Securities, Indenture or Warrant Agreement, as the case may be, and (ii) when all corporate action necessary for issuance of such shares has been taken, including the filing with the Secretary of State of the State of New York of the applicable Certificate of Amendment of the Certificate of Incorporation of the Registrant, such Preferred Shares will be validly issued, fully paid and non-assessable.

4.      The Depositary Shares have been duly authorized and, (i) upon due authorization, execution and delivery of a Deposit Agreement, (ii) when the final terms of the Depositary Shares have been duly established and approved, in each case pursuant to the authority granted in the Resolutions, (iii) when the depositary receipts representing the Depositary Shares (the “Depositary Receipts”) have been duly executed by the Depositary and delivered to and paid for by the purchasers thereof, and (iv) when all corporate action necessary for issuance of such Depositary Shares and the underlying Preferred Shares has been taken, including the filing with the Secretary of State of the State of New York of the applicable Certificate of Amendment of the Certificate of Incorporation of the Registrant, such Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in the Depositary Receipts and the Deposit Agreement.

5.      The Common Shares to be sold by the Registrant have been duly authorized and, when issued pursuant to the authority granted in the Resolutions and delivered against payment therefor or upon conversion or exchange of any series of convertible or exchangeable Debt Securities or Preferred Shares in accordance with the terms of the applicable Debt Securities, Indenture, Preferred Shares or Warrant Agreement, as the case may be, such Common Shares will be validly issued, fully paid and non-assessable.

          My opinion assumes that (i) the Registrant will duly authorize, approve and establish the final terms and conditions of the Securities in the manner contemplated in the Resolutions, which terms will conform to the descriptions thereof in the Registration Statement and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Registrant or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant; (ii) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and in the manner contemplated by the Registration Statement; (iii) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Shares or Preferred Shares, shall not be less than the par value of such Common Shares or Preferred Shares; (iv) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned; and (v) any Warrant Securities will be issued in compliance with the provisions of the Commodity Exchange Act, as amended, and any similar applicable state laws, or the rules, regulations, or interpretations of the Commodity Futures

Trading Commission, or similar state authorities, as may be applicable to any Warrant Securities whose principal and/or interest payments will be determined by reference to one or more currency exchange rates, commodity prices, equity indices, or other variable factors.

          The opinions set forth in paragraphs 1, 2, and 4 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

          The opinion set forth in paragraph 1 above assumes that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

          I am admitted to the practice of law only in the State of New York and do not purport to be expert in the laws of any jurisdiction other than the state of New York and United States federal law.

          I hereby consent to the use of the opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus and in any prospectus supplement relating thereto. In giving this consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Louise M. Parent
Louise M. Parent
Executive Vice President
and General Counsel